Exhibit 99.1

Contact: Bruce Labovitz

pressrelease@comstockhomes.com

703.230.1131

COMSTOCK HOMEBUILDING COMPANIES, INC. RETAINS FTI

CONSULTING AS STRATEGIC AND FINANCIAL ADVISOR

Reston, Virginia (July 9, 2008) – Comstock Homebuilding Companies, Inc. (NASDAQ CHCI) (“Comstock” or the “Company”) today announced that it has retained FTI Consulting, Inc. (NYSE FCN) (“FTI”) to act as an advisor to the Company with respect to strategic and financial alternatives in the face of a prolonged real estate downturn. FTI has been engaged to work closely with the Company and its lenders to evaluate operational and financial strategies intended to enhance long term enterprise value.

The terms of the engagement letter that the Company entered into on June 24, 2008 (“Engagement Letter”) with FTI provided, among other things, for Brad Foster of FTI to serve as the Company’s interim Chief Restructuring Officer. In his role as an officer of the Company Mr. Foster will report directly to our Chief Executive Officer. The Engagement Letter also provides for the services of other temporary employees and advisors to support Mr. Foster in his role.

In connection with the exploration of available debt restructuring alternatives, the Company has elected to cease making certain scheduled interest and/or principal curtailment payments while it attempts to negotiate modifications or other satisfactory resolutions from its lenders. The subject indebtedness represents a significant number of the Company’s projects. The failure to make such interest and/or principal curtailment payments constitutes breaches of the terms of the loan agreements, some of which have reached maturity. If such breaches are not cured prior to the expiration of any applicable grace periods and such matured loans are not extended, then, under the terms of the loan agreements, the lenders may be entitled to charge an increased, or default, rate of interest and/or declare the principal amount to be immediately due and payable in full. The Company anticipates that it may be forced to cease making certain additional scheduled interest or principal curtailment payments in the near future if meaningful concessions are not derived in the on-going negotiations with its lenders.

The aggregate amount of the Company’s and its affiliates’ outstanding indebtedness at June 30, 2008 was approximately $157 million, and it is anticipated that scheduled interest or principal curtailment payments will be ceased with respect to up to $94 million of this indebtedness where sufficient interest reserves are not currently in place.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publically traded, diversified real estate development firm with a focus on affordably priced for-sale residential products. Comstock builds and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use urban communities and active adult communities. The company currently markets its products under the Comstock Homes brand in the Washington, D.C.; Raleigh, North Carolina; and Atlanta, Georgia metropolitan areas. Comstock Homebuilding Companies Inc. trades on Nasdaq under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions, including statements related to Comstock’s expected future financial results and anticipated growth in the Washington, D.C. housing market, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, market and competitive conditions affecting Comstock and its operations and products, risks and uncertainties relating to the market for real estate generally and in the areas where Comstock has projects, the availability and price of land suitable for development, materials prices, labor costs, interest rates, Comstock’s ability to service its significant debt obligations, fluctuations in operating results, anticipated growth strategies, continuing relationships with affiliates, environmental factors, government regulations, the impact of adverse weather conditions or natural disasters and acts of war or terrorism. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent form 10-K, as filed with the Securities and Exchange Commission on March 16, 2007. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.